Exhibit 99

VIACOM REPORTS QUARTERLY RESULTS

•	Operating Income Growth of 21% Reflects Improvement in Media Networks and Filmed Entertainment

•	Net Earnings from Continuing Operations and Diluted EPS from Continuing Operations Rose 37% and 38% Respectively in the Quarter

New York, NY, April 29, 2010 – Viacom Inc. (NYSE: VIA, VIA.B) today reported strong double-digit growth in operating income, net earnings from continuing operations and diluted earnings per share (EPS) for the quarter ended March 31, 2010, reflecting solid growth in Media Networks and improvement in Filmed Entertainment.

2010 Results

	Quarter Ended March 31,		B/(W)
(in millions, except per share amounts)	2010	2009	2010 vs. 2009
Revenues	$2,786	$2,905	(4%)
Operating income	534	442	21
Net earnings from continuing operations attributable to Viacom	243	177	37
Diluted EPS from continuing operations	$0.40	$0.29	38%

Revenues for the quarter totaled $2.79 billion, a decline of 4% from the prior year, as growth in affiliate and advertising revenues was more than offset by lower feature film revenues. Operating income increased 21% to $534 million reflecting solid growth in Media Networks. Net earnings from continuing operations attributable to Viacom were $243 million, a 37% increase over the prior year, with diluted earnings per share (EPS) of $0.40, up 38% versus the first quarter of 2009.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom is off to an excellent start this year, delivering a strong performance, including outstanding bottom-line results. As the economy continues to strengthen, Viacom’s operational and financial discipline and fervent focus on content should continue to produce increasingly significant benefits across all of our businesses.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Over the past quarter, we have seen momentum building in our television and film businesses as our efforts to stoke the creative fires across Viacom and an improving economy continue to take hold. With a boost in ratings at our core networks and the advertising market showing signs of strength, our ad revenues moved into positive territory and are continuing that upward trend. Our focus on reinvigorating MTV’s ratings generated results this quarter with the network not only delivering its highest rated quarter in nearly two years but also five of the top 15 original cable series in its target demographic. Among other highlights, Nickelodeon and BET continued to grow their audiences as each network launched new hits and continued to nurture fan favorites.

“Paramount Pictures’ 2010 film slate is off to a strong start and we are about to launch into the summer movie season in spectacular fashion with the opening of Iron Man 2 next weekend. This blockbuster sequel will be followed shortly by DreamWorks Animation’s Shrek Forever After in 3D and our Nickelodeon Movies tentpole, M. Night Shyamalan’s The Last Airbender. The release of these high-profile titles should bode well for the studio’s overall performance as they move through their revenue windows.”

Revenues

Revenues	Quarter Ended March 31,		B/(W)
(in millions)	2010	2009	2010 vs. 2009
Media Networks	$1,938	$1,865	4%
Filmed Entertainment	886	1,087	(18)
Eliminations	(38)	(47)	N/M

Total revenues	$2,786	$2,905	(4%)

N/M = Not Meaningful

Quarterly revenues of $2.79 billion declined 4% from $2.91 billion in 2009. Media Networks revenues increased 4% to $1.94 billion driven by growth in affiliate fees and advertising sales. Domestic advertising revenues grew 1% fueled by a strengthening scatter market, which was partially offset by the ad sales completed during a weaker 2009 upfront. Worldwide advertising revenues were up 3%. Worldwide affiliate revenues grew 9% in the quarter, principally due to rate growth. Worldwide ancillary revenues declined 7% reflecting lower sales of Rock Band music video games. Filmed Entertainment revenues decreased 18% to $886 million, primarily due to a 34% decline in home entertainment revenues. This decrease principally reflects the success of the DreamWorks Animation Madagascar: Escape 2 Africa DVD release in first quarter of 2009 for which there was no comparable title in 2010. The current quarter benefited from the home entertainment release of Up in the Air and continuing sales of the fourth quarter releases of Star Trek, Transformers: Revenge of the Fallen and G.I. Joe: The Rise of Cobra. Theatrical revenues declined 6%, primarily due to lower year-over-year revenues from films originally released in the fourth quarter, which were partially offset by the strong performance of the 2010 release of Shutter Island. A 16% decrease in television license fees reflects the number and mix of available titles.

Operating Income

Operating Income (Loss)	Quarter Ended March 31,		B/(W)
(in millions)	2010	2009	2010 vs. 2009
Media Networks	$684	$629	9%
Filmed Entertainment	(86)	(123)	N/M
Corporate	(63)	(61)	(3)
Eliminations	(1)	(3)	N/M

Total operating income	$534	$442	21%

N/M = Not Meaningful

Quarterly operating income grew 21% to $534 million, compared with $442 million in the first quarter of 2009, led by growth in Media Networks, which saw its operating income increase 9% to $684 million. This growth reflects the impact of higher affiliate and advertising revenues. The Filmed Entertainment segment had an operating loss of $86 million, a $37 million improvement over the first quarter 2009 result, which reflects lower costs due to fewer theatrical releases in the quarter.

Quarterly net earnings from continuing operations attributable to Viacom increased $66 million, or 37%, to $243 million, principally due to higher operating income. Diluted earnings per share for the quarter were $0.40, a 38% increase over diluted EPS of $0.29 in the first quarter of 2009.

Debt

At March 31, 2010, total debt outstanding, including capital lease obligations, was $6.79 billion, compared with $6.77 billion at December 31, 2009. The Company’s cash balances increased to $358 million at March 31, 2010 compared with $298 million at December 31, 2009.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Nickelodeon, Nick at Nite, Nick Jr., COMEDY CENTRAL, Spike TV, TV Land, BET, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 450 digital media properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and games on the various platforms on which they are distributed; economic conditions generally, and in advertising and retail markets in particular; competition for audiences and distribution; the impact of piracy; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Senior Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended March 31,
(in millions, except earnings per share amounts)	2010	2009
Revenues	$2,786	$2,905
Expenses:
Operating	1,521	1,748
Selling, general and administrative	653	633
Depreciation and amortization	78	82

Total expenses	2,252	2,463
Operating income	534	442
Interest expense, net	(113)	(109)
Equity in net losses of investee companies	(28)	(33)
Other items, net	(10)	(19)

Earnings from continuing operations before provision for income taxes	383	281
Provision for income taxes	(138)	(101)

Net earnings from continuing operations	245	180
Discontinued operations, net of tax	2	—

Net earnings (Viacom and noncontrolling interests)	247	180
Net earnings attributable to noncontrolling interests	(2)	(3)

Net earnings attributable to Viacom	$245	$177

Amounts attributable to Viacom:
Net earnings from continuing operations	$243	$177
Discontinued operations, net of tax	2	—

Net earnings attributable to Viacom	$245	$177

Basic earnings per share attributable to Viacom:
Continuing operations	$0.40	$0.29
Discontinued operations	$—	$—
Net earnings	$0.40	$0.29

Diluted earnings per share attributable to Viacom:
Continuing operations	$0.40	$0.29
Discontinued operations	$—	$—
Net earnings	$0.40	$0.29

Weighted average number of common shares outstanding:
Basic	607.6	606.8
Diluted	609.6	607.1

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009
(in millions, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$358	$298
Receivables, net	2,329	2,881
Inventory, net	848	779
Deferred tax assets, net	123	147
Prepaid and other assets	371	325

Total current assets	4,029	4,430
Property and equipment, net	1,124	1,179
Inventory, net	4,100	3,731
Goodwill	11,339	11,401
Intangibles, net	524	570
Other assets	490	589

Total assets	$21,606	$21,900

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$209	$248
Accrued expenses	940	1,169
Participants’ share and residuals	1,089	1,090
Program rights obligations	407	404
Deferred revenue	340	323
Current portion of debt	40	123
Other liabilities	420	394

Total current liabilities	3,445	3,751
Noncurrent portion of debt	6,745	6,650
Participants’ share and residuals	587	739
Program rights obligations	591	523
Deferred tax liabilities, net	7	89
Other liabilities	1,227	1,303
Redeemable noncontrolling interest	154	168
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 52.4 and 52.4 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 555.3 and 555.0 outstanding, respectively	1	1
Additional paid-in capital	8,305	8,287
Treasury stock, 151.5 common shares held in treasury	(5,725)	(5,725)
Retained earnings	6,323	6,106
Accumulated other comprehensive income (loss)	(28)	35

Total Viacom stockholders’ equity	8,876	8,704
Noncontrolling interests	(26)	(27)

Total equity	8,850	8,677

Total liabilities and equity	$21,606	$21,900

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